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                                                                  EXHIBIT 99.1




THE SHARES OF SERIES B CONVERTIBLE PREFERRED STOCK REFERRED TO HEREIN HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 NOR QUALIFIED UNDER ANY STATE SECURITIES LAWS IN RELIANCE UPON EXEMPTIONS THEREFROM. THE SHARES MAY BE ACQUIRED FOR INVESTMENT PURPOSES ONLY AND NOT WITH A VIEW TO DISTRIBUTION OR RESALE, AND MAY NOT BE SOLD, MORTGAGED, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED OR OFFERED TO BE SO TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SHARES UNDER THE SECURITIES ACT OF 1933 AND QUALIFICATION UNDER APPLICABLE STATE SECURITIES LAWS, OR AN OPINION OF COUNSEL SATISFACTORY TO THE CERPLEX GROUP THAT SUCH TRANSACTION SHALL NOT VIOLATE ANY FEDERAL OR STATE SECURITIES LAWS.











                    AGREEMENT FOR PURCHASE AND SALE OF STOCK





           THIS AGREEMENT for Purchase and Sale of Stock is made this 1st day of April, 1997, by and between WILLIAM A. KLEIN, TRUSTEE of the KLEIN 1994 CHARITABLE REMAINDER UNITRUST (the "Buyer") and WHITMAN PARTNERS, L.P. (the "Seller").

                              W I T N E S S E T H:

           WHEREAS, the Buyer desires to purchase and the Seller desires to sell an aggregate of Two Hundred Fifty (250) shares of Series B Convertible Preferred Stock (the "Stock") of The Cerplex Group, a Delaware corporation (the "Company"), on the terms set forth below; and

           WHEREAS, the Seller desires to grant Buyer the first right to purchase any additional shares of Series B Convertible Preferred Stock of the Company, which the Seller desires to sell during the first nine (9) months from the date of this Agreement, on the terms set forth below.

           NOW, THEREFORE, in consideration of the terms, covenants and conditions hereinafter set forth, the parties agree as follows:

           1. Purchase and Sale. The Buyer hereby irrevocably purchases from the Seller the Stock for an aggregate purchase price of Two Hundred Fifty Thousand Dollars ($250,000). The Seller acknowledges that upon receipt of the full purchase price the Seller will transmit to the Buyer



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certificates evidencing the Stock. The sale and transfer of the Stock hereunder includes all of the rights and obligations pertaining to such Stock and to the holder thereof under the Stock Purchase Agreement dated as of June 10, 1996 by and among the Company, the Seller and the other shareholders signatory thereto (the "Original Purchase Agreement").

           2. Right of First Refusal. The Seller shall be entitled to convert into Common Stock of the Company, free of any right of first refusal under this
Section 2, any or all of the shares of Series B Convertible Preferred Stock which Seller will hold after completing the transaction described in this Agreement ("Seller's Remaining Shares"). The Seller shall be entitled to sell at any time hereafter, free of the right of first refusal set forth in this Section 2, an aggregate of 832 shares of Seller's Remaining Shares, comprising 416 of Seller's Remaining Shares which Seller may sell prior to notifying Buyer of the right of first refusal set forth in this Section 2 plus the last 416 of Seller's Remaining Shares which Seller may sell after notifying Buyer as to 250 of Seller's Remaining Shares being subject to the right of first refusal. If and to the extent that, at any time or from time to time during the first nine (9) months from the date of execution of this Agreement, the Seller desires to sell shares of Series B Convertible Preferred Stock cumulatively exceeding the first 416 of Seller's Remaining Shares which Seller may sell as stated in the preceding sentence, and Seller has received an offer to purchase any or all of such shares, Seller shall deliver to Buyer a written notice specifying the material terms of the proposed sale of those shares exceeding the first 416 shares and only to the extent of up to 250 shares in the aggregate. Such notice will include the number of such shares proposed to be sold and the price per share offered by the proposed purchaser. The Buyer shall have the first right to purchase from Seller any part or all of such 250 shares in the aggregate which the Seller proposes to sell as described in the written notice. The Buyer's right shall be exercisable within, and shall expire upon the close of, either
(a) the 20 business day period commencing on the date of delivery of the written notice if the proposed purchaser has publicly announced an intention to affect or influence the control of the Company unless such proposed purchaser's intentions are unanimously approved by the Company's Board of Directors, or (b), in all other cases, the 10 business day period commencing on the date of delivery of the written notice. During the 9-month period described above and after an aggregate of 250 shares have been subject to Buyer's right of first refusal as described above, the last 416 of Seller's Remaining Shares may be sold free of the right of first refusal described in this Section 2.

           3. Representations of the Seller. The Seller hereby represents and warrants that:

               (a) The Stock is free and clear of liens and claims created by or under the Seller.

               (b) The Seller has full power and authority to execute, deliver and perform this Agreement and no further action is necessary on the part of the Seller to make this Agreement a valid, binding and legally enforceable obligation of Seller, in accordance with its terms, except as enforcement of this Agreement may be limited by the bankruptcy laws, laws affecting creditors' rights generally and equitable principles to the extent they limit the availability of equitable remedies such as specific performance. No consent, approval or agreement of any other party is required to be obtained by the Seller in connection with the execution, delivery or performance of this Agreement.

               (c) The Seller has complied with the applicable terms and provisions of the Original Purchase Agreement by and among the Company, the Seller and the other shareholders signatory thereto.



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               (d) The Seller represents that the Seller has such knowledge and experience in financial and business matters such that it is capable of evaluating the merit of the sale of the Stock and the grant of the right of first refusal hereunder.

           4. Representations of the Buyer. The Buyer hereby represents and warrants that:

               (a) The Buyer hereby makes all of the representations and warranties set forth in Section 4 of the Original Purchase Agreement.

               (b) The Buyer has obtained all requisite consents, if any, to the transactions contemplated by this Agreement, and that he has all requisite authority to enter into this Agreement and to carry out the provisions hereof.

               (c) The Buyer has notified the Company of Buyer's proposed purchase of the Stock, and Buyer's affiliation with William A. Klein in his individual capacity and not as a director of the Company, and the Company has neither objected to the proposed transaction nor expressed an interest in purchasing the Stock itself.

               (d) The Buyer is acquiring the Stock for his own account, for investment and not with a view to distribution thereof; and the Stock will not be sold or distributed in violation of any applicable federal or state securities law or the rules or regulations thereunder.

               (e) The Buyer understands that the Stock has not been registered under the securities laws of the State of California or in the United States, or otherwise, that such Stock is not freely transferable and that the share certificates evidencing the Stock delivered by the Seller will bear a legend to that effect.

           5. Joinder in Registration Rights Agreement. Buyer hereby agrees to be bound by and subject to the terms and conditions of the Registration Rights Agreement, by and among the Company and the various signatories thereto, dated November 13, 1993, as amended, including, without limitation, the provisions of
Section 1.15, as amended, thereto.

           6. Releases. Each of the parties releases and discharges the other from all claims of liability, losses, damages, costs or expenses arising from the purchase and ownership of the Stock, any actions taken by the Company's Board of Directors or the sale of the Stock to and by the Seller. The parties acknowledge that there can be no assurances concerning any future increase or decrease in the value of the Stock. The Seller acknowledges that the Seller is aware that the Buyer is the Chairman of the Board of the Company and that the Buyer may be in possession of information concerning the Company's business, operations, finances and prospects not generally known to the public. The Seller acknowledges that it has had access to all information that it has requested concerning the Company's affairs, and is familiar with all information concerning the Company as disclosed to the public and/or analysts following the Company. To the extent permissible by law, the parties waive all rights under Rule 10b-5 of the Securities Exchange Act of 1934, as amended, and all similar state laws or regulations concerning disclosure which may be required in connection with the purchase and sale of securities.


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           7. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same agreement.

           8. Governing Law. This Agreement shall be governed by, construed in accordance with and enforced under the laws of the State of California.

           IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

"Seller"

WHITMAN PARTNERS, L.P.


By:  /s/  DOUGLAS F. WHITMAN
    ---------------------------
     Name:  Douglas F. Whitman
     Title: General Partner


"Buyer"


By: /s/ WILLIAM A. KLEIN
    -----------------------------
        William A. Klein, Trustee

Federal Tax I.D. No. 33-6157471





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